INVESTMENT ADVISORY AGREEMENT

    This Investment Advisory Agreement is made as of this ____ day of October, 2001, between NICHOLAS FAMILY OF FUNDS, INC., a Maryland corporation (the "Corporation") on behalf of its series, Nicholas Focus Fund (the "Fund"), and NICHOLAS COMPANY, INC., a Wisconsin corporation (the "Adviser").

W I T N E S S E T H:

    WHEREAS, the Corporation is an open-end, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

    WHEREAS, the Corporation is authorized by its Articles of Incorporation and By-laws to issue separate series of shares representing interests in separate investment portfolios;

    WHEREAS, the Fund is a series of the Corporation having separate assets and liabilities;

    WHEREAS, the Adviser is registered as an investment adviser under the 1940 Act, and is engaged in the business of providing investment advice to individual clients and investment companies; and

    WHEREAS, the Fund desires to retain the Adviser to render investment advice and advisory services to the Fund and the Adviser is willing to render such services;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

    1.    Employment of Adviser. The Corporation hereby employs the Adviser to render investment advice and related services with respect to the assets of the Fund and manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision of the Board of Directors of the Corporation. The Adviser hereby accepts such employment for the compensation herein provided and agrees, during such period, to render the services and to assume the obligations herein set forth.

    2.    Duties of Adviser. Subject to the general supervision of the Board of Directors of the Corporation (acting on behalf of the Fund), the Adviser shall manage the investment operations of the Fund and the composition of the Fund’s assets, including the purchase, retention and disposition thereof. In this regard, the Adviser:

    (a) shall supervise the investments of the Fund on behalf of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the governing documents of the Fund, including, without limitation, the Corporation’s Articles of Incorporation and By-laws, the Fund’s Prospectus, statement of additional information and undertakings included in the Corporation’s Registration Statement on Form N-1A for the Fund, and such other limitations, policies and procedures as the Board of Directors of the Corporation (acting on behalf of the Fund) may impose from time to time in writing to the Adviser;

    (b) shall provide supervision of the Fund’s assets, furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash; and

    (c) shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Fund is active. In placing orders, the Adviser shall be entitled to rely upon the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended.

    3.    Other Duties. In addition, subject to the general supervision of the Board of Directors of the Corporation, the Adviser shall arrange for the administration of all other affairs of the Fund. In this regard, the Adviser shall:

    (a) giving due recognition to the fact that certain of such operations are performed by others pursuant to a Custodian Agreement and a Transfer Agent Agreement, and may be performed by others pursuant to a shareholder servicing agreement, an accounting services agreement, an administrative servicing agreement or any similar agreement (collectively, "Other Agreements"), provide supervision of all aspects of the Fund’s operations;

    (b) to the extent not provided pursuant to the Other Agreements, provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund;

    (c) to the extent not provided pursuant to the Other Agreements, arrange for (i) the preparation for the Fund of all required tax returns, (ii) the preparation and submission of reports to existing shareholders, and (iii) the periodic updating of the Prospectus and Statement of Additional Information and the preparation of reports filed with the Securities and Exchange Commission ("SEC") and other regulatory authorities;

    (d) to the extent not provided pursuant to the Other Agreements, provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationary supplies and similar items; and

    (e) have full power and authority in the name and on behalf of the Fund, to attend, act and vote at any meeting of shareholders of any company in which the Fund may own shares of stock of record or beneficially, and to give voting directions to the record shareholder of any such stock beneficially owned.

    Any of such services listed above in subsections (a) - (e) that are provided to the Fund by the Adviser may be billed to the Fund at the Adviser’s cost. The Adviser shall render to the Board of Directors of the Corporation (acting on behalf of the Fund) such periodic and special reports as the Board may reasonably request. The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

    4.    Status of Adviser as Independent Contractor. The Adviser, for all purposes herein, shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Corporation or Fund in any way or otherwise be deemed an agent of the Corporation or Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Corporation, but without compensation or reimbursement of expenses for such services from the Corporation. Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Corporation of its responsibility for and control of the affairs of the Corporation and Fund.

    5.    Expenses.

    (a) Expenses To Be Paid By The Adviser. The Adviser, subject to any reimbursement as provided in Section 2 hereof, shall furnish office space, office facilities and executive officers and executive expenses (such as health insurance premiums) for managing the assets of the Fund. The Adviser also shall bear all sales and promotional expenses of the Fund, including the cost of prospectuses delivered to prospective investors, other than those sent to existing shareholders and those who have made unsolicited requests for information from the Fund, except to the extent permitted to be paid by the Fund pursuant to the 1940 Act. In addition, the Adviser shall pay all expenses incurred in connection with the organization of the Corporation and the Fund and the initial public offering and sale of its shares to the public pursuant to such offering, and only in such event, the Fund shall become liable for, and to the extent requested reimburse the Adviser for, registration fees payable to the SEC and for an additional amount as its agreed share of such expenses (which includes Blue Sky fees and expenses).

    (b) Expenses To Be Paid By The Corporation (and allocated to the Fund). The Fund generally shall bear the expenses incurred in complying with laws regulating the offer, issuance or sale of securities. Fees paid for attendance at meetings of the Fund’s Board of Directors to directors of the Fund who are not interested persons of the Adviser, as defined in the 1940 Act, or officers or employees of the Fund, shall be borne by the Fund. The Fund shall bear all other expenses of its operations, or shall reimburse the Adviser for such other expenses initially incurred by it, subject to the State Expense Limit (as defined below). The expenses of the Fund’s operation borne by the Fund include, by way of illustration and not limitation, the costs of preparing and printing its Registration Statements required under the Securities Act of 1933, as amended, and the 1940 Act (and amendments thereto), the expenses of registering its shares with the SEC and in the various states, the cost of prospectuses, the cost of stock certificates, reports to shareholders, expenses incidental to shareholder meetings, interest charges, taxes, legal expenses, non-interested directors’ fees, all expenses of bond, liability and other insurance coverage required by law or deemed advisable by the Board of Directors, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, fees and expenses of the custodian of the Fund’s assets, postage, charges and expenses of dividend disbursing agents, registrars and stock transfer agents, the cost of keeping all necessary shareholder records and accounts, and any other costs related to the aforementioned items. The Adviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Adviser pursuant to this Section 5.

    (c) Expense Limitation. The Fund shall monitor its expense ratio on a regular basis. The Adviser shall reimburse the Fund to the extent that the aggregate annual operating expenses, including the investment advisory fee but excluding interest, all Federal, State and local taxes, interest, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, litigation and other non-recurring and extraordinary expenses, exceed the lowest (i.e., most restrictive) percentage of the Fund’s average net assets established by the laws of the states in which the Fund’s shares are registered for sale (the "State Expense Limit"). The Adviser shall reimburse the Fund at the end of any fiscal year in which the aggregate annual operating expenses exceed such State Expense Limit.

    (d) Optional Expense Reimbursement by Adviser. In addition to the foregoing, the Adviser may from time to time at its option (but shall be under no obligation to) voluntarily assume or undertake to reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser. Any such voluntary assumption or undertaking may be discontinued or modified at any time by the Adviser.

    6.    Adviser Compensation. For the services to be rendered hereunder, the Fund shall pay to the Adviser the fees set forth on Schedule A attached hereto, which Schedule A may be amended from time to time by mutual agreement of the Board of Directors of the Corporation (acting on behalf of the Fund) and the Adviser.

    7.    Books and Records. The Adviser shall maintain all of the Fund’s records (other than those maintained pursuant to the Other Agreements). The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund’s request.

    8.    Name of the Fund. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is permitting the Corporation and the Fund to use the name "Nicholas," it is understood and agreed that the Adviser reserves the right to use and permit other persons, firms or corporations, including investment companies, to use such name. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Corporation will (by corporate action if necessary) cease to use any name derived from the name "Nicholas," any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Adviser or with any organization which shall have succeeded to the Adviser’s business as investment adviser.

    9.    Amendment of Agreement. This Agreement may not be amended without the approval of the Board of Directors of the Corporation (acting on behalf of the Fund), including a majority of the disinterested directors, in the manner required by the 1940 Act, and if such amendment is material, by the affirmative vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.

    10.   Duration and Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Corporation (by vote of either a majority of the Board of Directors of the Corporation (acting on behalf of the Fund) or by the affirmative vote of the majority of the outstanding voting securities of the Fund, as defined in the 1940 Act), upon giving 60 days’ written notice to the Adviser. The Adviser may terminate this Agreement at any time upon the giving of 60 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act). Until terminated as hereinbefore provided, this Agreement shall continue in effect for successive annual periods so long as such continuance is specifically approved annually by (a) the Board of Directors of the Corporation (acting on behalf of the Fund) or by the affirmative vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, and (b) by vote of a majority of the disinterested members of the Board of Directors of the Corporation (acting on behalf of the Fund) cast in person at a meeting called for the purpose of voting on such approval, or otherwise in the manner required by the 1940 Act, provided that any such approvals may be made effective not more than 90 days thereafter.

    11.    Indemnification. The Fund hereby agrees to indemnify and hold harmless the Adviser, its directors, officers and employees and each person, if any, who controls the Adviser (collectively, the "Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

    (a) Any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (i) the Prospectus, the Statement of Additional Information or the Registration Statement on Form N-1A, (ii) any advertisement or sales literature authorized by the Fund for use in the offer and sale of its shares of common stock, or (iii) any application or other document filed in connection with the qualification of the Fund or its shares of common stock under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a failure to disclose a breach of the Adviser’s duties in connection with this Agreement or made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Adviser for use in connection with any document referred to in clauses (i), (ii), or (iii), or

    (b) subject in each case to clause (a) above, the Adviser acting hereunder;

and the Fund will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

    If the indemnification provided for in this paragraph 11 is available in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Fund, then the Fund shall contribute to the aggregate amount paid or payable by the Fund and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund and such Indemnified Parties in connection with the operations of the Fund, (ii) the relative fault of the Fund and such Indemnified Parties, and (iii) any other relevant equitable considerations. The Fund and the Adviser agree that it would not be just and equitable if contribution pursuant to this subparagraph were determined by pro rata allocation or any other method of allocation that does not take into account the equitable considerations referred to above in this subparagraph. The aggregate amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph shall be deemed to include any legal or other expenses incurred by the Fund and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    It is understood, however, that nothing in this paragraph 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against or contribution with respect to, any liability to the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties, under this Agreement, or otherwise to an extent or in a manner inconsistent with Section 17(i) or Section 36 of the 1940 Act.

    12.    Certain Definitions. Any question or interpretation of any term or provision in this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any by the United States courts, or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act.

    For purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

    In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

    13.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal laws and the laws of the State of Wisconsin and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 10 hereof. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first written.

NICHOLAS COMPANY, INC.                                                                     NICHOLAS FAMILY OF FUNDS, INC.

By: /s/ David O. Nicholas                                                                                By: /s/ David O. Nicholas
       David O. Nicholas, President                                                                          David O. Nicholas, President

Attest: /s/ Jeffrey T. May                                                                                Attest: /s/ Jeffrey T. May
             Jeffrey T. May, Senior Vice                                                                             Jeffrey T. May, Senior
             President and Treasurer                                                                                   Vice President and Treasurer

Schedule A

Investment Advisory Agreement

Advisory Fee Schedule

    For the services to be rendered and the charges and expenses to be assumed by the Adviser on behalf of the Fund hereunder, the Corporation shall pay to the Adviser an advisory fee which will be computed daily and paid monthly, using for each daily calculation the most recently determined net asset value of the Fund, as determined by valuations made in accordance with the Fund’s procedures for calculating the net asset value as described in the Fund’s current Prospectus and/or Statement of Additional Information. The advisory fee to the Adviser shall be computed at an annual rate of 1.50% of the daily average net assets of the Fund (the "Base Fee"). For each month subsequent to the first twelve months of operation of the Fund, this Base Fee will be adjusted on a monthly basis (i) upward by 25% of the difference between the Fund’s average annual total return and the average annual total return of the Standard & Poor’s 500 Index (the "Index"), when the Fund’s average annual total return exceeds that of the Index, or (ii) downward by 25% of the difference between the average annual total return of the Index and Fund’s average annual total return, when the Index’s average annual total return exceeds that of the Fund. Once the Fund has had five years of continuous operations, the Base Fee will be adjusted upward or downward at a rate of 25% as noted herein based on the difference between the Fund’s average annual total return and the average annual total return of the Index on a five-year monthly rolling average. The maximum or minimum adjustment, if any, will be 0.75% annually. Therefore, the maximum annual fee payable to the Adviser will be 2.25% of average daily net assets and the minimum annual fee will be 0.75% of average daily net assets. During the first year of the Fund’s operations, the management fee will be charged at the Base Fee of 1.50% with no performance adjustment. During any period when the determination of the net asset value of the Fund is suspended by the Directors of the Corporation, the net asset value of a share of the Fund as of the last business day prior to such suspension shall be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

    In determining the fee adjustment, if any, applicable during any month, the Adviser will compare the average annual total return of the Fund for the twelve-month period ending on the last day of the prior month (the "Performance Period") to the average annual total return of the Index during the Performance Period. The average annual total return of the Fund will be determined as required by the 1940 Act. The average annual total return of the Index will be computed consistently with the Index, including dividends.

    After it determines any fee adjustment, the Adviser will determine the dollar amount of additional fees or fee reductions to be accrued for each day of a month by multiplying the fee adjustment by the average daily net asset value of the Fund’s shares during the Performance Period and dividing that number by the number of days in the Performance Period. The management fee, as adjusted, is accrued daily and paid monthly.

    If the Board of Directors of the Corporation determine at some future date that another securities index is more representative of the composition of the Fund than is the Index, the Board may change the securities index used to compute the fee adjustment. If the Board of Directors of the Corporation do so, the new securities index (the "New Index") will be applied prospectively to determine the amount of the fee adjustment. The Index will continue to be used to determine the amount of the fee adjustment for that part of the Performance Period prior to the effective date of the New Index. A change in the Index will be submitted to shareholders for their approval unless the Board of Directors of the Corporation determines that shareholder approval is not required.

    The fee provided for hereunder shall be prorated in any month in which this Agreement is not in effect for the entire month. Such fee shall commence accruing as of the date of the initial effectiveness of the Corporation’s Registration Statement on Form N-1A filed with the SEC.